                                                  Filed Pursuant to Rule 424(b)5
                                                Registration File No.: 333-61878

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 21, 2001)

                                  $4,000,000
                         LEHMAN BROTHERS HOLDINGS INC.
                                   RAPIDS(SM)
      Return Accelerated PortfolIo Debt Securities Due September 3, 2006
                      Linked to the S&P 500 (R) Index (SPX)

                               ----------------
General:
o  Senior unsecured debt securities of Lehman Brothers Holdings.

o  Linked to the S&P 500 Index, as calculated by Standard & Poor's, a division of McGraw-Hill, Inc.

o  Denominations: $1,000 and whole multiples of $1,000.

o  Stated maturity date: September 3, 2006, subject to postponement if a market disruption event occurs on the valuation date.

o  Valuation date: August 30, 2006, subject to postponement if a market disruption event occurs.

o  Application has been made to list the notes on the American Stock Exchange
   LLC under the trading symbol "RPX.B." Approval of the securities for listing, if obtained, may not be received prior to the issuance of the notes.

Payments:

o  No interest or other payments prior to maturity.

o  On the stated maturity date, Lehman Brothers Holdings will pay to you, per
   $1,000 note, an amount equal to:

   (a)   if the final index level is greater than or equal to the initial index level, the lesser of:

         (i)  $1,150; and

                                   final index level
         (ii) $1,000 + $3,000 x ( ------------------- - 1)
                                  initial index level
   or

   (b)   if the final index level is less than the initial index level,

                        final index level
             $1,000 x  -------------------
                       initial index level

The initial index level is 1203.60, the closing index level on the date of this prospectus supplement. The final index level will be the closing index level on the valuation date, which will be the third business day before the stated
maturity date. The closing index level on any particular day will generally be the closing index level of the S&P 500 Index on such day.

    Investing in the notes involves risks. Risk Factors begin on page S-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------
                                                   PER NOTE        TOTAL
                                                  ----------   -------------
Public offering price .........................       100%      $4,000,000
Underwriting discount .........................         1%      $   40,000
Proceeds to Lehman Brothers Holdings ..........        99%      $3,960,000

                               ----------------

Lehman Brothers Holdings has granted the underwriter an option to purchase, within 13 days of the original issuance, up to an additional $600,000 aggregate principal amount of notes on the same terms and conditions as set forth above solely to cover over-allotments, if any.

                               ----------------

The notes are expected to be ready for delivery in book-entry form only through
The Depository Trust Company on or about March 3, 2005.

                               ----------------

Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings' securities. It may act as principal or agent in, and this prospectus supplement and the accompanying prospectus may be used in connection with, those transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

                               ----------------

                                 LEHMAN BROTHERS

February 28, 2005

"RAPIDS" is a service mark of Lehman Brothers Inc. "Standard & Poor's," "S&P,"
"S&P 500," "Standard & Poor's 500," and "500" are trademarks of McGraw-Hill,
Inc. and have been licensed for use by Lehman Brothers Holdings Inc. The notes, linked to the performance of the S&P 500 Index, are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the notes.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE
IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NO ONE HAS BEEN
AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT
THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF
THE DOCUMENT. SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE
OFFER IS NOT PERMITTED.

                               -------------------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                              PROSPECTUS SUPPLEMENT

                                   PROSPECTUS

                                      S-2

                           SUMMARY INFORMATION -- Q&A

This summary highlights selected information from the prospectus supplement and the accompanying prospectus to help you understand the notes. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the "Risk Factors" section beginning on page S-6 to determine whether an investment in the notes is appropriate for you.

WHAT ARE THE NOTES?

The notes are a series of senior debt of Lehman Brothers Holdings Inc. ("Lehman
Brothers Holdings") whose value is linked to the performance of the S&P 500
Index. See "The S&P 500 Index." The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings, except subordinated debt, and will mature on September 3, 2006, subject to postponement if a market disruption event occurs on the valuation date.

WHO PUBLISHES THE S&P 500 INDEX AND WHAT DOES THE S&P 500 INDEX MEASURE?

The S&P 500 Index is published by Standard & Poor's, a division of McGraw-Hill,
Inc. ("S&P"), and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. S&P chooses companies for inclusion in the S&P 500
Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of The New York Stock Exchange, which S&P uses as an assumed model for the composition of the total market.

On March 1, 2004, S&P announced a transition schedule for the shift of its U.S.
indices, including the S&P 500 Index, to float adjustment. See "The S&P 500
Index--Forthcoming Change in Index Computation."

Please note that an investment in the notes does not entitle you to any ownership or other interest in the securities underlying the S&P 500 Index.

WHAT PAYMENTS WILL I RECEIVE ON THE NOTES BEFORE MATURITY?

None. No interest or other payments will be made on the notes before maturity.

WHAT WILL I RECEIVE IF I HOLD THE NOTES UNTIL THE STATED MATURITY DATE?

On the stated maturity date, Lehman Brothers Holdings will pay to you, per
$1,000 note, an amount equal to:

(a)  if the final index level is greater than or equal to the initial index level, the lesser of:

     (i)  $1,150; and

                               final index level
     (ii) $1,000 + $3,000 x ( ------------------- - 1)
                              initial index level
or

(b)  if the final index level is less than the initial index level,

                        final index level
             $1,000 x  -------------------
                       initial index level

The initial index level is 1203.60, the closing index level on the date of this prospectus supplement. The final index level will be the closing index level on the valuation date, which will be the third business day before the stated
maturity date. The closing index level on any particular day will generally be the closing level of the S&P 500 Index on such day.

If the third business day before the stated maturity date is not an exchange business day or the calculation agent determines that one or more market disruption events have occurred on that day, the calculation agent will, subject to certain limitations, determine the final index level by reference to the closing index level on the next exchange business day on which there is not a market disruption event. Any such postponement of the date that would otherwise be the valuation date will cause the stated maturity date to be postponed until three business days after the date that the final index level is determined. In limited circumstances, the closing index level may be adjusted. See "Description of the Notes--Discontinuance of the S&P 500 Index; Alteration of method of calculation."

                                      S-3

The maximum amount you will receive on the stated maturity date per $1,000 note will be $1,150.

AMOUNT PAYABLE AT MATURITY--EXAMPLES

Here are three examples of hypothetical calculations of the amount payable per
$1,000 note on the stated maturity date.

EXAMPLE 1. ASSUMING THAT THE FINAL INDEX LEVEL OF THE S&P 500 INDEX ON THE
VALUATION DATE IS 962.88, OR 20% LOWER THAN THE INITIAL INDEX LEVEL:

                        962.88
          $1,000   x  ----------  =   $800
                       1203.60

As a result, on the stated maturity date, you would receive $800 per $1,000 note, because the final index level is less than the initial index level.

EXAMPLE 2. ASSUMING THAT THE FINAL INDEX LEVEL OF THE S&P 500 INDEX ON THE
VALUATION DATE IS 1251.74, OR 4% HIGHER THAN THE INITIAL INDEX LEVEL:

                          1251.744
   $1,000 +  $3,000 x  (  --------  - 1)  = $1,120
                           1203.60

As a result, on the stated maturity date, you would receive $1,120 per $1,000 note, because the final index level is greater than the initial index level and
$1,120 is less than $1,150.

EXAMPLE 3. ASSUMING THAT THE FINAL INDEX LEVEL OF THE S&P 500 INDEX ON THE
VALUATION DATE IS 1444.32, OR 20% HIGHER THAN THE INITIAL INDEX LEVEL:

                          1444.32
   $1,000  + $3,000 x  (  -------  - 1)  = $1,600
                          1203.60

As a result, on the stated maturity date, you would receive $1,150 per $1,000 note, because the final index level is greater than the initial index level and
$1,150 is less than $1,600.
                                ----------------

To the extent the final index level differs from those assumed above, the results indicated above would be different.

WHEN IS THE VALUATION DATE?

The valuation date will be August 30, 2006, subject to postponement if a market disruption event occurs.

HOW HAS THE S&P 500 INDEX PERFORMED HISTORICALLY?

Lehman Brothers Holdings has provided a table, beginning on page S-19, showing the performance of the S&P 500 Index from January 1, 2000 through February 28,
2005. Lehman Brothers Holdings has provided this historical information to help you evaluate the behavior of the S&P 500 Index so that you can make an informed decision with respect to an investment in the notes. You should realize, however, that past performance is not necessarily indicative of how the S&P 500
Index or the notes will perform in the future.

HOW WILL I BE ABLE TO FIND THE INDEX LEVEL OF THE S&P 500 INDEX AT ANY POINT IN
TIME?

You can obtain the level of the S&P 500 Index at any time from the Bloomberg(R)
service under the symbol "SPX," or from the Standard and Poor's website, at
www.spglobal.com.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

Yes, the notes are subject to a number of risks. See "Risk Factors" beginning on page S-6.

WHAT ABOUT TAXES?

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United
States federal income tax purposes. Although the issue is not free from doubt,
Lehman Brothers Holdings intends to treat, and by purchasing the notes, for all purposes you will agree to treat, a note as a financial contract with cash settlement rather than as a debt instrument. As a result, upon a sale, exchange or other disposition of a note or upon cash settlement at maturity, you will recognize gain or loss equal to the difference between the amount of cash received and your basis in the note. Assuming the note is treated as a financial contract for United States federal income tax purposes, the gain or loss will be treated as long-term capital gain or loss. See "United States Federal Income Tax
Consequences."

WHO IS LEHMAN BROTHERS HOLDINGS?

Lehman Brothers Holdings is one of the leading global investment banks, serving institutional, corporate, government and high-net-worth clients and customers.
Lehman Brothers Holdings' worldwide headquarters in New York and regional headquarters in London and

                                      S-4

Tokyo are complemented by offices in additional locations in the United States,
Europe, the Middle East, Latin America and the Asia Pacific region. See "Lehman
Brothers Holdings Inc." and "Where You Can Find More Information" on page 2 and
6, respectively, of the accompanying prospectus.

You may request a copy of any document Lehman Brothers Holdings Inc. files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities
Exchange Act of 1934, at no cost, by writing or telephoning Lehman Brothers
Holdings at the following address, which replaces the address provided in the accompanying prospectus:

         Office of the Corporate Secretary
         399 Park Avenue
         New York, New York 10022
         (212) 526-0858

Lehman Brothers Holdings' principal executive offices are located at the following address, which likewise replaces the address provided in the accompanying prospectus:

          745 Seventh Avenue
          New York, New York 10019
          (212) 526-7000

WHAT IS THE ROLE OF LEHMAN BROTHERS INC.?

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, is the underwriter for the offering and sale of the notes. Lehman Brothers Inc. will also be the calculation agent for purposes of calculating the amount payable to you at maturity. Potential conflicts of interest may exist between Lehman
Brothers Inc. and you as a beneficial owner of the notes. See "Risk
Factors--Potential conflicts of interest exist because Lehman Brothers Holdings controls Lehman Brothers Inc., which will act as the calculation agent" and
"Description of the Notes--Calculation agent."

After the initial offering, Lehman Brothers Inc. intends to buy and sell the notes to create a secondary market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes.
However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they have begun.

IN WHAT FORM WILL THE NOTES BE ISSUED?

The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. Except in very limited circumstances, you will not receive a certificate for your notes.

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

Lehman Brothers Holdings has applied to list the notes on the American Stock
Exchange LLC ("Amex") under the trading symbol "RPX.B". In some recent offerings by Lehman Brothers Holdings of securities, approval of the securities for listing has not been received prior to the date the securities were issued.

You should be aware that the listing of the notes on the Amex, if accepted, will not necessarily ensure that a liquid trading market will be available for the notes.

                                      S-5

                                  RISK FACTORS

You should carefully consider the risk factors provided below as well as the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated in this document by reference. As described in more detail below, the trading price of the notes may vary considerably before the stated maturity date due, among other things, to fluctuations in the prices of the securities underlying the S&P 500 Index and other events that are difficult to predict and beyond Lehman Brothers Holdings'
control.

You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

THESE NOTES ARE DIFFERENT FROM CONVENTIONAL DEBT SECURITIES OF LEHMAN BROTHERS
HOLDINGS IN SEVERAL WAYS.

o    THE PAYMENT YOU RECEIVE AT MATURITY MAY BE LESS THAN THE PRICE AT WHICH THE
     NOTES ARE INITIALLY BEING SOLD TO THE PUBLIC. If the final index level of the S&P 500 Index is less than the initial index level, Lehman Brothers
     Holdings will pay you less than $1,000 per $1,000 note. You will not receive any payment on the stated maturity date if the final index level on the valuation date is zero.

o    THE PAYMENT YOU RECEIVE AT MATURITY MAY BE LESS THAN THE YIELD ON A
     CONVENTIONAL DEBT SECURITY OF COMPARABLE MATURITY. The amount Lehman
     Brothers Holdings pays you on the stated maturity date may be less than the return you could earn on other investments. Because the amount you receive on the stated maturity date may be less than, equal to or only slightly greater than the price at which the notes are initially being sold to the public, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Lehman Brothers Holdings. In addition, any return on the notes may not fully compensate you for any opportunity cost to you of investing in the notes when you take into account inflation and other factors relating to the time value of money.

o    NO INTEREST OR OTHER PAYMENTS WILL BE PAID ON THE NOTES PRIOR TO MATURITY.

YOUR RETURN ON THE NOTES COULD BE LESS THAN IF YOU OWNED THE SECURITIES
UNDERLYING THE S&P 500 INDEX.

o    YOUR POTENTIAL RETURN ON YOUR PRINCIPAL INVESTMENT IS LIMITED. The notes provide less opportunity for equity appreciation than a direct investment in each of the securities underlying the S&P 500 Index because the appreciation of the index level will be limited to 15% of the initial index level. If the initial index level increases by more than this fixed percentage during the term of the notes, your return on the notes will be less than your return had you owned each of the securities underlying the
     S&P 500 Index.

o    YOUR RETURN WILL NOT REFLECT DIVIDENDS ON SECURITIES UNDERLYING THE S&P 500
     INDEX. Your return on the notes will not reflect the return you would realize if you actually owned the securities underlying the S&P 500 Index and received the dividends paid on those securities. This is because the calculation agent will calculate the amount payable to you by reference to the closing level of the S&P 500 Index without taking into consideration the value of dividends paid on those securities.

HISTORICAL VALUES OF THE S&P 500 INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF
THE FUTURE PERFORMANCE OF THE S&P 500 INDEX DURING THE TERM OF THE NOTES.

The trading prices of the securities underlying the S&P 500 Index determine the final index level, which determines the amount payable at maturity to you. As a result, it is impossible to predict whether the final index level will fall or rise. Trading prices of the securities underlying the S&P 500 Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of the underlying securities themselves.

THE INCLUSION OF COMMISSIONS AND PROJECTED PROFIT FROM HEDGING IN THE PUBLIC
OFFERING PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers Inc. is willing to purchase the notes in secondary market transactions will likely be lower than the public offering price, since the public offering price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as

                                      S-6

well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by Lehman Brothers Inc., as a result of dealer discounts, mark-ups or other transaction costs.

THE NOTES MAY NOT BE ACTIVELY TRADED.

There may be little or no secondary market for the notes. Although Lehman
Brothers Holdings has applied to list the notes on the Amex, it is not possible to predict whether the notes will trade in the secondary market. In some recent offerings by Lehman Brothers Holdings of securities, approval of the securities for listing has not been received prior to the date the securities were issued.
Even if there is a secondary market, it may not provide significant liquidity.
Lehman Brothers Inc. currently intends to act as a market maker for the notes, but it is not required to do so.

THE VALUE OF THE NOTES WILL BE AFFECTED BY NUMEROUS FACTORS, SOME OF WHICH ARE
RELATED IN COMPLEX WAYS.

The value of the notes in the secondary market will be affected by supply and demand of the notes, the index level at that time and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the notes before the stated maturity date may be at a discount, which could be substantial, from the price at which the notes are initially being sold to the public, if at that time the index level is less than, equal to or not sufficiently above the initial index level. A change in a specific factor could have the following impacts on the market value of the notes, assuming all other conditions remain constant.

o    INDEX PERFORMANCE. Lehman Brothers Holdings expects that the market value of the notes will depend substantially on the performance of the index at any given point in time. If you decide to sell your notes prior to the stated maturity date, you may nonetheless receive substantially less than the amount that would be payable on the stated maturity date based on the index level on the date you sell your notes because of expectations that the index level will continue to fluctuate until the amount payable on the stated maturity date is determined. If you decide to sell your notes when the index level is below the initial index level, you can expect to receive less than the price at which the notes are initially being sold to the public. Political, economic and other developments that affect the outlook for securities underlying the S&P 500 Index are likely to directly affect the index level of the S&P 500 and could indirectly affect the value of the notes.

o    INTEREST RATES. The trading value of the notes may be affected by changes in interest rates. In general, if U.S. interest rates change, the trading value of the notes may be adversely affected.

o    VOLATILITY OF THE S&P 500 INDEX. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the level of the S&P 500 Index changes, the trading value of the notes may be adversely affected. Lehman Brothers Holdings is unable to predict the effect of these events on the future value or volatility of the S&P 500
     Index.

o    MERGER AND ACQUISITION TRANSACTIONS. Some of the securities underlying the
     S&P 500 Index may be affected by mergers and acquisitions, which can contribute to volatility of the S&P 500 Index. Additionally, as a result of a merger or acquisition, one or more securities underlying the S&P 500
     Index may be replaced with a surviving or acquiring entity's securities.
     The surviving or acquiring entity's securities may not have the same characteristics as the securities originally underlying the S&P 500 Index.

o    TIME REMAINING TO MATURITY. The value of the notes may be affected by the time remaining to maturity. As the time remaining to the maturity of the notes decreases, this time value may decrease, adversely affecting the trading value of the notes.

o    DIVIDEND YIELDS. If dividend yields on the securities underlying the S&P
     500 Index increase, the value of the notes may be adversely affected because the S&P 500 Index does not incorporate the value of those payments.

o    LEHMAN BROTHERS HOLDINGS' CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS.
     Actual or anticipated changes in Lehman Brothers Holdings' credit ratings, financial condition or results may affect the market value of the notes.

o    ECONOMIC CONDITIONS AND EARNINGS PERFORMANCE OF THE UNDERLYING COMPANIES.
     General economic conditions and earnings results of the companies whose securities underlie the S&P 500 Index and real or anticipated changes in those conditions or results may affect the market value of the notes.

                                      S-7

You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the notes attributable to another factor, such as an increase in the index level. In general, assuming all relevant factors are held constant, the effect on the trading value of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes.

ADJUSTMENTS TO THE S&P 500 INDEX COULD ADVERSELY AFFECT THE VALUE OF THE NOTES.

The policies of S&P concerning additions, deletions and substitutions of the securities underlying the S&P 500 Index and the manner in which S&P takes account of certain changes affecting such underlying securities may affect the value of the S&P 500 Index. The policies of S&P with respect to the calculation of the S&P 500 Index could also affect the value of the S&P 500 Index. S&P may discontinue or suspend calculation or dissemination of the S&P 500 Index or materially alter the methodology by which it calculates the S&P 500 Index. Any such actions could affect the value of the notes. See "Description of the
Notes--Discontinuance of the S&P 500 Index; Alteration of method of calculation"
and "The S&P 500 Index."

On March 1, 2004, S&P announced a transition schedule for the shift of its U.S.
indices, including the S&P 500 Index, to float adjustment. See "The S&P 500
Index--Forthcoming Change in Index Computation."

LEHMAN BROTHERS HOLDINGS CANNOT CONTROL ACTIONS BY THE COMPANIES WHOSE
SECURITIES UNDERLIE THE S&P 500 INDEX.

Actions by these companies may have an adverse effect on the price of the securities underlying the S&P 500 Index, the S&P 500 Index and the notes. In addition, these companies are not involved in this offering of notes and have no obligations with respect to the notes, including any obligation to take Lehman
Brothers Holdings' or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering of notes and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies are not involved with the administration, marketing or trading of the notes and have no obligations with respect to the amount to be paid to you on the stated
maturity date.

LEHMAN BROTHERS HOLDINGS AND ITS AFFILIATES HAVE NO AFFILIATION WITH S&P AND ARE
NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION.

S&P provides and services the S&P 500 Index. Lehman Brothers Holdings and its affiliates are not affiliated with S&P in any way (except for licensing arrangements discussed below in "The S&P 500 Index") and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the
S&P 500 Index. See "Description of the Notes--Market disruption events" and
"Description of the Notes--Discontinuance of the S&P 500 Index; Alteration of
method of calculation." S&P is not involved in this offering of notes in any way and has no obligation to consider your interest as an owner of the notes in taking any actions that might affect the value of your notes.

Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the S&P 500 Index or S&P contained in this prospectus supplement or any public disclosure of information by S&P. You, as an investor in the notes, should make your own investigation into the S&P 500 Index and S&P.

POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE LEHMAN BROTHERS HOLDINGS CONTROLS
LEHMAN BROTHERS INC., WHICH WILL ACT AS THE CALCULATION AGENT.

Lehman Brothers Inc. will act as the calculation agent, which determines the amount you will receive on the notes at maturity, whether adjustments should be made to the index level and whether a market disruption event has occurred. As a result, potential conflicts of interest may exist between Lehman Brothers Inc.
and you. See "Description of the Notes--Payment on the stated maturity date,"
"Description of the Notes--Discontinuance of the S&P 500 Index; Alteration of
method of calculation" and "Description of the Notes--Market disruption events."

PURCHASES AND SALES OF SECURITIES UNDERLYING THE S&P 500 INDEX BY LEHMAN
BROTHERS HOLDINGS AND ITS AFFILIATES COULD AFFECT THE PRICES OF THOSE SECURITIES
OR THE LEVEL OF THE S&P 500 INDEX.

Lehman Brothers Holdings and its affiliates, including Lehman Brothers Inc., may from time to time buy or sell securities underlying the S&P 500 Index or derivative instruments related to those securities for their own accounts in connection with their normal business practices or in connection with hedging of
Lehman Brothers Holdings' obligations under the

                                      S-8

notes. These transactions could affect the prices of those securities or the level of the S&P 500 Index. See "Use of Proceeds and Hedging."

YOU HAVE NO SHAREHOLDER RIGHTS.

Investing in the notes is not equivalent to investing in the securities underlying the S&P 500 Index. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities that underlie the S&P 500 Index.

THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.

Investors should consider the tax consequences of investing in the notes. No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United
States federal income tax purposes. As a result, significant aspects of the
United States federal income tax consequences of an investment in the notes are not certain. Lehman Brothers Holdings is not requesting any ruling from the
Internal Revenue Service with respect to the notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in this document. Although the issue is not free from doubt, Lehman Brothers Holdings intends to treat, and by purchasing a note, for all purposes you agree to treat a note as a financial contract with cash settlement, rather than as a debt instrument. See "United States Federal Income Tax Consequences."

                                      S-9

                          USE OF PROCEEDS AND HEDGING

An amount equal to approximately 79% of the proceeds to be received by Lehman
Brothers Holdings from the sale of the notes may be used by Lehman Brothers
Holdings or one or more of its subsidiaries before and immediately following the initial offering of the notes to acquire securities underlying the S&P 500
Index. From time to time, Lehman Brothers Holdings or one or more of its subsidiaries may also acquire futures contracts or listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the S&P 500 Index or those securities underlying the S&P 500 Index, to hedge
Lehman Brothers Holdings' obligations under the notes. The balance of the proceeds will be used for general corporate purposes. These hedging techniques will result in nominal transaction costs to Lehman Brothers Holdings. See "Use of Proceeds and Hedging" on page 7 of the accompanying prospectus.

From time to time after the initial offering and before the maturity of the notes, depending on market conditions, including the market price of the securities underlying the S&P 500 Index, Lehman Brothers Holdings expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques. Lehman Brothers Holdings or one or more of its subsidiaries may take long or short positions in those securities or in the futures contracts or in listed or over-the-counter options contracts or other derivative or synthetic instruments related to those securities. In addition, Lehman Brothers Holdings or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in notes from time to time and may, in their sole discretion, hold or resell those notes.
Lehman Brothers Holdings or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future.

To the extent that Lehman Brothers Holdings or one or more of its subsidiaries has a long hedge position in any of the securities underlying the S&P 500 Index, or futures or options contracts or other derivative or synthetic instruments related to those securities, Lehman Brothers Holdings or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the notes or at or about the time of a change in the securities underlying the S&P 500 Index. Depending, among other things, on future market conditions, the aggregate amount and the composition of the positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Certain activity by Lehman Brothers Holdings or one or more of its subsidiaries described above can potentially increase or decrease the prices of the securities underlying the S&P 500 Index and, accordingly, increase or decrease the level of the S&P 500 Index. Although
Lehman Brothers Holdings has no reason to believe that any of those activities will have a material impact on the price of the securities underlying the S&P
500 Index, these activities could have such an effect.

                       RATIO OF EARNINGS TO FIXED CHARGES

                            YEAR ENDED NOVEMBER 30,
 -----------------------------------------------------------------------
   2000            2001            2002            2003           2004
 --------        --------        --------        --------       --------
   1.14            1.11            1.13            1.29           1.36

                                      S-10

                            DESCRIPTION OF THE NOTES

GENERAL

You will find information about the notes in two separate documents that progressively provide more detail:

o    the accompanying prospectus; and

o    this prospectus supplement

Because the terms of the notes may differ from the general information Lehman
Brothers Holdings has provided in the prospectus, in all cases you should rely on information in this prospectus supplement over different information in the prospectus. The notes are to be issued as a series of debt securities under the senior indenture, which is more fully described in the prospectus. For a description of the rights attaching to different series of debt securities under the senior indenture, you should refer to the section "Description of Debt
Securities" beginning on page 8 of the accompanying prospectus. The notes are
Senior Debt as described in the accompanying prospectus. Citibank, N.A. is trustee under the senior indenture.

Lehman Brothers Holdings may initially issue $4,000,000 ($4,600,000 if the underwriter's over-allotment option is exercised in full) aggregate principal amount of notes. Lehman Brothers Holdings may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the notes. No additional notes can be issued if an event of default has occurred with respect to the notes.

The notes will be issued in denominations of $1,000 and whole multiples of
$1,000.

INTEREST

None. No interest or other payments will be made on the notes before maturity.

PAYMENT ON THE STATED MATURITY DATE

The notes will mature on September 3, 2006, subject to postponement if a market disruption event occurs on the valuation date.

On the stated maturity date, Lehman Brothers Holdings will pay to you, per
$1,000 note, an amount equal to:

(a)  if the final index level is greater than or equal to the initial index level, the lesser of:

         (i)  $1,150; and

                                   final index level
         (ii) $1,000 + $3,000 x ( ------------------- - 1)
                                  initial index level
   or

   (b)   if the final index level is less than the initial index level,

                        final index level
             $1,000 x  -------------------
                       initial index level

The maximum amount you will receive on the stated maturity date per $1,000 note is $1,150. If, on the valuation date, the final index level is less than the initial index level, Lehman Brothers Holdings will pay you less than $1,000 per
$1,000 note.

The initial index level is 1203.60, the closing index level on the date of this prospectus supplement. The final index level will be the closing index level on the valuation date, which will be the third business day before the stated
maturity date. However, if that day is not an exchange business day or the calculation agent determines that one or more market disruption events have occurred on that day, the calculation agent will determine the final index level by reference to the closing index level on the next exchange business day on which there is not a market disruption event; provided, however, if a market disruption event occurs on each of the eight exchange business days following the originally scheduled valuation date, then (a) that eighth exchange business day shall be deemed the valuation date and (b) the calculation agent shall determine the final index level based upon its good faith estimate of the value of the index on that eighth exchange business day. Any postponement of the date that would otherwise be the valuation date will cause the stated maturity date to be postponed until three business days after the date that the final index level is determined.

                                      S-11

The "closing index level" of the S&P 500 Index (or any successor index) on any particular day means the closing level of the S&P 500 Index as reported by S&P
(or of any successor index, as reported by the publisher of such successor index), on such day or as determined by the calculation agent as described in the following section.

An "exchange business day" means any day on which the S&P 500 Index (or any successor index) is published by its publisher or is otherwise determined by the calculation agent as described in the following section.

DISCONTINUANCE OF THE S&P 500 INDEX; ALTERATION OF METHOD OF CALCULATION

If S&P discontinues publication of the S&P 500 Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion exercised in good faith, to be comparable to the discontinued S&P 500 Index, then the calculation agent shall determine each subsequent closing index level to be used in computing the amount payable on the stated maturity date by reference to the closing index level of such successor index on the applicable date.

Upon any selection by the calculation agent of a successor index, Lehman
Brothers Holdings will promptly give notice to the holders of the notes.

If S&P discontinues publication of the S&P 500 Index and the calculation agent determines that no successor index is available at such time or if S&P (or the publisher of any successor index) fails to calculate and publish a closing index level for the S&P 500 Index (or a successor index) on any date when it would ordinarily do so in accordance with its customary practice, the calculation agent will determine the closing index level to be used for purposes of computing the amount payable on the stated maturity date. In such circumstances, the closing index level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P 500 Index (or any successor index) last in effect prior to such discontinuance, using the closing price (or, if trading in any of the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P 500 Index (or any successor index) on the relevant exchange on which such security trades. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the notes. The "relevant exchange" for any security (or any combination thereof then underlying the S&P 500 Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the S&P 500 Index, any successor index or the closing index level on any particular day is changed in a material respect, or if the S&P 500 Index or a successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the S&P 500 Index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of trading of the relevant exchanges on which the securities comprising the S&P 500 Index or such successor index traded on any date the closing index level is to be determined, make such calculations and adjustments as, in its good faith judgment, may be necessary in order to arrive at a level of a stock index comparable to the S&P 500 Index or such successor index, as the case may be, as if such changes or modifications had not been made. The calculation agent will calculate the closing index level on any particular day and the amount payable on the stated maturity date with reference to the S&P 500 Index or such successor index, as adjusted. Accordingly, if the method of calculating the S&P 500 Index or a successor index is modified so that the level of such index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust such index in order to arrive at a level of the S&P 500 Index or such successor index as if it had not been modified.

MARKET DISRUPTION EVENTS

A market disruption event with respect to the S&P 500 Index (or any successor index) will occur on any day if the calculation agent determines in its sole discretion that any of the following events has occurred:

o    A material suspension of or limitation imposed on trading relating to the securities that then comprise 20% or more of the S&P 500 Index or any successor index, by the relevant exchanges on which those securities are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by that relevant exchange. Limitations on trading during significant market fluctuations imposed

                                      S-12

     pursuant to New York Stock Exchange Rule 80B or any applicable rule or regulation enacted or promulgated by The New York Stock Exchange, any other exchange, quotation system or market, any other self regulatory organization of the SEC of similar scope or as a replacement for Rule 80B may be considered material or otherwise.

o    A material suspension of, or limitation imposed on, trading in futures or options contracts relating to the S&P 500 Index or any successor index by the primary exchange or quotation system on which those futures or options contracts are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such exchanges or otherwise.

o    Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for the securities that then comprise 20% or more of the S&P 500 Index or any successor index on the relevant exchanges on which those securities are traded, at any time during the one hour period that ends at the close of trading on that day.

o    Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating to the
     S&P 500 Index or any successor index on the primary exchange or quotation system on which those futures or options contracts are traded at any time during the one hour period that ends at the close of trading on such day.

o    The closure of the relevant exchanges on which the securities that then comprise 20% or more of the S&P 500 Index or any successor index are traded or on which futures or options contracts relating to the S&P 500 Index or any successor index are traded prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchanges at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on the relevant exchanges and (2) the submission deadline for orders to be entered into the relevant exchanges for execution at the close of trading on such day.

For purposes of determining whether a market disruption event has occurred:

o    the relevant percentage contribution of a security to the level of the S&P
     500 Index or any successor index will be based on a comparison of (x) the portion of the level of the S&P 500 Index (or successor index) attributable to that security and (y) the overall level of the S&P 500 Index (or successor index), in each case immediately before the occurrence of the market disruption event; and

o    "close of trading" means in respect of any relevant exchange, the scheduled weekday closing time on a day on which the relevant exchange is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside of the regular trading session hours.

Under certain circumstances, the duties of Lehman Brothers Inc. as the calculation agent in determining the existence of market disruption events could conflict with the interests of Lehman Brothers Inc. as an affiliate of the issuer of the notes.

Events have occurred in the past that would constitute market disruption events.
The existence or non-existence of such circumstances in the past, however, is not necessarily indicative of the likelihood of those circumstances occurring or not occurring in the future and Lehman Brothers Holdings cannot predict the likelihood of a market disruption event in the future.

HYPOTHETICAL RETURNS

The table below illustrates, for a range of hypothetical percentage changes in the final index level calculated on the valuation date:

o    the hypothetical final index level;

o    the hypothetical total amount payable at stated maturity per $1,000 note;

o    the hypothetical total rate of return; and

o    the hypothetical annualized pre-tax rate of return.

                                      S-13

  HYPOTHETICAL PERCENTAGE                         HYPOTHETICAL TOTAL AMOUNT      HYPOTHETICAL          HYPOTHETICAL
  CHANGE FROM THE INITIAL       HYPOTHETICAL     PAYABLE AT STATED MATURITY     TOTAL RATE OF       ANNUALIZED PRE-TAX
        INDEX LEVEL          FINAL INDEX LEVEL         PER $1,000 NOTE              RETURN            RATE OF RETURN
  -----------------------    -----------------    -------------------------      ------------          ------------

          -100%                       0.00                $     0                   -100.00%            -100.00%
           -75                      300.90                    250                    -75.00              -60.31
           -50                      601.80                    500                    -50.00              -37.00
           -30                      842.52                    700                    -30.00              -21.16
           -20                      962.88                    800                    -20.00              -13.82
           -10                     1083.24                    900                    -10.00               -6.78
             0                     1203.60                  1,000                      0.00                0.00
             5                     1263.78                  1,150                     15.00                9.77
            10                     1323.96                  1,150                     15.00                9.77
            15                     1384.14                  1,150                     15.00                9.77
            20                     1444.32                  1,150                     15.00                9.77
            30                     1564.68                  1,150                     15.00                9.77
            50                     1805.40                  1,150                     15.00                9.77
            75                     2106.30                  1,150                     15.00                9.77
           100                     2407.20                  1,150                     15.00                9.77

The above figures are for purposes of illustration only. The actual amount received by investors and the resulting total and annualized pre-tax rate of return will depend entirely on the actual final index level and the amount payable on the stated maturity date determined by the calculation agent. In particular, the actual final index level could be lower or higher than those reflected in the table.

You should compare the features of the notes to other available investments before deciding to purchase the notes. Due to the uncertainty concerning the amount payable on the stated maturity date, the return on investment with respect to the notes may be higher or lower than the return available on other securities issued by Lehman Brothers Holdings or by others and available through
Lehman Brothers Inc. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

CALCULATION AGENT

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, will act as initial calculation agent for the notes. Pursuant to the calculation agency agreement, Lehman Brothers Holdings may appoint a different calculation agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The calculation agent will determine the amount you receive on the stated
maturity date of the notes.

In addition, the calculation agent will determine, among other things:

o    the successor index if publication of the S&P 500 Index is discontinued;

o    the closing index level if no successor index is available or if S&P or the publisher of any successor index, as the case may be, fails to calculate and publish a closing index level on any date;

o    adjustments to the S&P 500 Index, the successor index or the closing index level thereof if the method of calculating any of these items changes in a material respect or if the S&P 500 Index or successor index is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent the level of the S&P 500 Index or successor index, as the case may be, had such changes or modifications not been made; and

o    whether a market disruption event has occurred.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on Lehman Brothers Holdings and you. The calculation agent will have no liability for its determinations, except as provided in the calculation agency agreement.

                                      S-14

EVENTS OF DEFAULT AND ACCELERATION

If an event of default with respect to any notes has occurred and is continuing, the amount payable to you upon any acceleration permitted under the senior indenture will be equal to, per $1,000 note, the amount that would have been payable at maturity, calculated as though the date of acceleration was the stated maturity date and the date three business days before that date was the valuation date. If a bankruptcy proceeding is commenced in respect of Lehman
Brothers Holdings, the claims of the holder of a note may be limited, under
Section 502(b)(2) of Title 11 of the United States Code, as though the commencement of the proceeding was on the stated maturity date and the date three business days before that date was the valuation date. See "Description of
Debt Securities--Defaults" beginning on page 13 of the accompanying prospectus.

                                      S-15

                                THE S&P 500 INDEX

GENERAL

Lehman Brothers Holdings obtained all information contained in this prospectus supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. S&P has no obligation to continue to publish, and may discontinue publication of, the S&P 500 Index. The S&P 500 Index is calculated, maintained and published by S&P. The consequences of S&P discontinuing publication of the S&P 500 Index are described in the section entitled
"Description of the Notes--Discontinuance of the S&P 500 Index; Alteration of
method of calculation." Lehman Brothers Holdings makes no representation or warranty as to the accuracy or completeness of any information relating to the
S&P 500 Index.

The S&P 500 Index is published by S&P and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

INDEX COMPOSITION

S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of The New York
Stock Exchange, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

As of February 28, 2005, the 500 companies included in the S&P 500 Index were divided into 10 industry groups (with the number of companies currently included in each industry group indicated in parentheses): Consumer Discretionary (87),
Consumer Staples (36), Energy (28), Financials (82), Health Care (55),
Industrials (57), Information Technology (80), Materials (32),
Telecommunications Services (10) and Utilities (33).

INDEX COMPUTATION

While S&P currently employs the following methodology to calculate the S&P 500
Index, no assurance can be given that S&P will not modify or change such methodology in a manner that may affect the value of the notes.

S&P currently computes the S&P 500 Index as of a particular time as follows:

(a)  the product of the market price per share and the number of then outstanding shares of each stock underlying the index is determined as of such time (such product referred to as the "market value" of such stock);

(b)  the market value of all stocks underlying the index as of such time (as determined under clause (a) above) are aggregated;

(c)  the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(d)  the mean average market values of all such common stocks over such base period (as determined under clause (c) above) are aggregated (such aggregate amount being referred to herein as the "base value");

(e)  the aggregate market value of all stocks underlying the index as of such time (as determined under clause (b) above) is divided by the base value;
     and

(f)  the resulting quotient (expressed in decimals) is multiplied by ten.

S&P adjusts the foregoing formula to negate the effects of changes in the market value of a stock underlying the index that are determined by S&P to be arbitrary or not due to true market fluctuations. Such

                                      S-16

changes may result from such causes as the issuance of stock dividends, the granting to shareholders of rights to purchase additional shares of such stock, the purchase of shares by employees pursuant to employee benefit plans, certain consolidations and acquisitions, the granting to shareholders of rights to purchase other securities of the company, the substitution by S&P of particular stocks underlying the index in the S&P 500 Index, and other reasons. In all such cases, S&P first recalculates the aggregate market value of all stocks underlying the index (after taking account of the new market price per share of the particular stock underlying the index or the new number of outstanding shares thereof or both, as the case may be) and then determines the new base value in accordance with the following formula:

                       new market value
     old base value x  ----------------  =  new base value
                       old market value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all stocks underlying the index resulting from the causes referred to above to the extent necessary to negate the effects of such causes upon the S&P 500 Index.

In this prospectus supplement, unless the context requires otherwise, references to the S&P 500 Index will include any successor index and references to S&P will include any successor to S&P.

FORTHCOMING CHANGE IN INDEX COMPUTATION

On March 1, 2004, S&P announced a transition schedule for the shift of its U.S.
indices, including the S&P 500 Index, to float adjustment. In March 2005 the S&P
500 Index will move half way to float adjustment, and then in September 2005 it will move to full float adjustment. Under float adjustment, the share counts used in calculating the S&P 500 Index will reflect only those shares that are available to investors, not all of a company's outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, control groups or government agencies.

CHANGE IN INDEX COMPUTATION

S&P currently calculates each of its U.S. indices using the following formula:

Index = (E(j)((P(j)S(j))/(Divisor)

where P(j) is the price of stock j, and S(j) is the total shares outstanding of stock j. The Divisor is the index divisor.

The float-adjusted index will be calculated using the following formula:

Index = (E(j)(P(j)S(j)IWF(j))/(Divisor)

where P(j) , S(j) and Divisor have the meanings given above and IWF means
"Investable Weight Factor". IWF equals the available float shares of stock j divided by the total shares of stock j outstanding, where "available float shares" is defined as total shares outstanding less shares held in one or more of the three groups listed in the first paragraph above where the group holdings exceed 10% of the outstanding shares.

SHARES OUTSTANDING

The shares counted for index calculation are shares outstanding, and are essentially "basic shares" as defined by the Financial Accounting Standards
Board in Generally Accepted Accounting Principles. They typically exclude preferred stock, stock options, convertible stock or debt, warrants, rights, equity participation units, American depositary receipts, treasury stock and restricted stock.

MULTIPLE CLASSES OF STOCK

Some companies have more than one class of common stock outstanding. In the S&P
500 Index, each company is represented only once. Currently, the stock price is based on one class, usually the most liquid, and the share count is based on the total shares outstanding. To determine the available float for companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of total company market capitalization of each share class as the weights. The result will be reviewed to assure that when the weighted average IWF is applied to the class included in the index, the shares to be purchased are not significantly larger than the available float for the included class.

TRANSITION TO FLOAT ADJUSTMENT

The S&P 500 Index will move half way to float adjustment in March 2005, and then in September 2005 it will move to full float adjustment. "Half way" means that if a stock has an IWF of 0.80, the IWF used to calculate the index between March
2005 and September 2005 will be 0.90.

                                      S-17

S&P's criteria for selecting stocks for the S&P 500 Index will not be changed by the shift to float adjustment. In particular, the S&P 500 Index guidelines for market capitalization (greater than $4 billion) are not changed, and continue to apply to a company's total, not float-adjusted, market capitalization. Second, the rule requiring at least 50% public float remains. Third, the requirements for liquidity remain in place.

Changes in a company's shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. All other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, subscription rights, conversion of preferred stock, notes, debt, equity participation units or other recapitalizations) are made weekly and are announced on Tuesdays for implementation after the close of trading on Wednesday. Changes of less than 5%
are accumulated and made quarterly on the third Friday of March, June, September and December, and are usually announced two days prior.

Changes in IWFs of more than ten percentage points caused by corporate actions
(such as M&A activity, restructurings or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually, in September, when IWFs are reviewed.

HISTORICAL INFORMATION

The following table sets forth the high and low closing index levels, as well as the end-of-quarter closing index levels, of the S&P 500 Index for each quarter in the period from January 1, 2000 through February 28, 2005. The closing index level on February 28, 2005 was 1203.60. It is impossible to predict whether the level of the S&P 500 Index will rise or fall. The historical levels of the S&P
500 Index are not indications of future performance.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

                                      S-18

                                           HIGH          LOW       PERIOD-END
                                         --------      -------     ----------

2000
First Quarter .......................     1527.46      1333.36      1498.58
Second Quarter ......................     1516.35      1356.56      1454.60
Third Quarter .......................     1520.77      1419.89      1436.51
Fourth Quarter ......................     1436.28      1264.74      1320.28
2001
First Quarter .......................     1373.73      1117.58      1160.33
Second Quarter ......................     1312.83      1103.25      1224.42
Third Quarter .......................     1236.72       965.80      1040.94
Fourth Quarter ......................     1170.35      1038.55      1148.08
2002
First Quarter .......................     1172.51      1080.17      1147.39
Second Quarter ......................     1146.54       973.53       989.82
Third Quarter .......................      989.03       797.70       815.28
Fourth Quarter ......................      938.87       776.76       879.82
2003
First Quarter .......................      931.66       800.73       848.18
Second Quarter ......................     1011.66       858.48       974.50
Third Quarter .......................     1039.58       965.46       995.97
Fourth Quarter ......................     1111.92      1018.22      1111.92
2004
First Quarter .......................     1157.76      1091.33      1126.21
Second Quarter ......................     1150.57      1084.10      1140.84
Third Quarter .......................     1129.30      1063.23      1114.58
Fourth Quarter ......................     1213.55      1094.81      1211.92
2005
First Quarter (through February 28)..     1211.37      1163.75      1203.60

LICENSE AGREEMENT BETWEEN S&P AND LEHMAN BROTHERS HOLDINGS

Lehman Brothers Holdings has entered into a non-exclusive license agreement with
S&P, which grants Lehman Brothers Holdings and certain of its affiliated or subsidiary companies a license in exchange for a fee to use the S&P 500 Index in connection with certain securities, including the notes.

The license agreement between Lehman Brothers Holdings and S&P provides that the following language must be stated in this prospectus supplement:

The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to Lehman
Brothers Holdings is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to Lehman Brothers Holdings or the notes. S&P has no obligation to take the needs of Lehman Brothers Holdings or the holders of the notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to be initially sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX
OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS,
OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED,
AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS, INVESTORS, OWNERS OF
THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR
ANY DATA
                                      S-19

INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY
DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE
OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT
LIMITING THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY
SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS),
EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                      S-20

                              UNITED STATES FEDERAL
                             INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of notes as of the date of this prospectus supplement. Except where noted, this summary deals only with a note held as a capital asset by a United States holder who purchases the note at its initial offering price at original issue and does not deal with special situations. For example, except where noted, this summary does not address:

o    tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities financial institutions, regulated investment companies, real estate investment trusts, investors in pass-through entities, tax-exempt entities or insurance companies;

o    tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

o    tax consequences to holders of notes whose "functional currency" is not the
     U.S. dollar;

o    alternative minimum tax consequences, if any; or

o    any state, local or foreign tax consequences.

If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

The United States federal income tax treatment of securities such as the notes is not clear. If you are considering the purchase of notes, you should consult your own tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

The following discussion is a summary of the material United States federal income tax consequences that will apply to you if you are a United States holder of notes.

For purposes of this discussion, a United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

o    an individual citizen or resident of the United States;

o    a corporation (or any other entity treated as a corporation for United
     States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

o    an estate the income of which is subject to United States federal income taxation regardless of its source; or

o    any trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a
     United States person.

A non-United States holder is a beneficial owner of notes that is not a United
States holder.

GENERAL

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United
States federal income tax purposes. As a result, significant aspects of the
United States federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue
Service will agree with the treatment described herein. Lehman Brothers Holdings intends to treat, and by purchasing a note, for all purposes you agree to treat, a note as a financial contract rather than as a debt instrument. Except where noted, the remainder of this discussion assumes that this treatment is correct, although no assurance is given in this regard.

                                      S-21

SALE, EXCHANGE OR OTHER DISPOSITION, OR CASH SETTLEMENT UPON MATURITY

Upon a sale, exchange or other disposition, or payment upon cash settlement at maturity of a note, you will recognize gain or loss equal to the difference between the amount of cash received and your basis in the note. The gain or loss will be treated as capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Your basis in the note will generally equal your cost of such note.

ALTERNATIVE CHARACTERIZATIONS

There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the notes, and it is possible that the Internal Revenue
Service could assert another treatment and a court could agree with such assertion. For instance, it is possible that the Internal Revenue Service could seek to apply the regulations governing contingent payment debt obligations, in particular because the notes in form are debt instruments. Those regulations would require you to accrue interest income at a market rate, notwithstanding that no cash interest payments are actually made, and generally would characterize gain or, to some extent, loss as ordinary rather than capital. The
Internal Revenue Service could also assert other characterizations that could affect the timing, amount and character of income or deductions.

NON-UNITED STATES HOLDERS

The following discussion is a summary of the material United States federal tax consequences that will apply to you if you are a non-United States holder of notes.

Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, a corporation that accumulates earnings to avoid United States federal income tax, or an individual who is a United States expatriate and therefore subject to special treatment under the Code. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

UNITED STATES FEDERAL WITHHOLDING TAX

Based on the treatment of the notes described above, you should not be subject to United States federal withholding tax for payments on any sale, exchange or other disposition or payment upon maturity of the notes or on payments received at maturity in respect of the notes, provided that the index stock issuers are not United States real property holding corporations as defined in Section
897(c)(2) of the Code.

As discussed above, alternative characterizations of a note for United States federal income tax purposes are possible, which could result in the imposition of United States federal withholding tax on the sale, exchange or other disposition of a note. You should consult your own tax advisor regarding the
United States federal income tax consequences of an investment in the notes.

UNITED STATES FEDERAL INCOME TAX

Based on the treatment of the notes described above, any gain or income realized upon the sale, exchange or other disposition of a note generally will not be subject to United States federal income tax unless (i) the gain or income is effectively connected with a trade or business in the United States of a non-United States holder, (ii) in the case of a non-United States holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition, and certain other conditions are met or (iii) the index stock issuers are United States real property holding corporations.

UNITED STATES FEDERAL ESTATE TAX

If you are an individual non-United States holder of notes, notes held by you at the time of death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

If you are a United States holder of notes, information reporting requirements will generally apply to all payments received by you or upon the sale, exchange or other disposition of a note, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to comply with applicable certification requirements.

If you are a non-United States holder of notes, Lehman Brothers Holdings must report annually to the Internal Revenue Service and to you the amount of all payments paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In

                                      S-22

general, you will not be subject to backup withholding with respect to payments
Lehman Brothers Holdings makes to you provided that Lehman Brothers Holdings does not have actual knowledge or reason to know that you are a United States holder and you provide your name and address on an IRS Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder. Alternative documentation may be applicable in some situations. Special certification rules apply to holders that are pass-through entities. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a note made within the United
States or conducted through United States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                          CERTAIN ERISA CONSIDERATIONS

Each person considering the use of the assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, Keogh plan or other retirement plan, account or arrangement (a "plan") to acquire or hold the notes should consider whether an investment in the notes would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement
Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to
Title I of ERISA and/or Section 4975 of the Code ("ERISA plans") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to the plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3 (33)
of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("similar laws").

The acquisition or holding of the notes by an ERISA plan with respect to which
Lehman Brothers Holdings, Lehman Brothers Inc. or certain of their affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA and/or Section 4975 of the Code, unless those notes are acquired or held pursuant to and in accordance with an applicable exemption. The
DOL has issued prohibited transaction class exemptions, or "PTCEs", as well as individual exemptions that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes.

Each purchaser and holder of the notes or any interest in the notes will be deemed to have represented by its purchase or holding of the notes that either
(1) it is not a plan or a plan asset entity and is not purchasing or holding those notes on behalf of or with "plan assets" of any plan or plan asset entity or (2) the purchase or holding of the notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation under any applicable similar laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with "plan assets" of any plan or plan asset entity consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

                                      S-23

                               BOOK-ENTRY ISSUANCE

The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, or
DTC, or its nominee. This means that Lehman Brothers Holdings will not issue certificates to you for the notes. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the notes. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC holds securities that its direct participants deposit with
DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the notes on DTC's records. Since you actually own the notes, you are the beneficial owner. Your ownership interest will only be recorded on the direct or indirect participants'
records. DTC has no knowledge of your individual ownership of the notes. DTC's records only show the identity of the direct participants and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers like you.

The trustee for the notes will wire payments on the notes to DTC's nominee.
Lehman Brothers Holdings and the trustee will treat DTC's nominee as the owner of each global security for all purposes. Accordingly, Lehman Brothers Holdings, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security. It is DTC's current practice, upon receipt of any payment, to proportionally credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to the participants by using an omnibus proxy. Those participants in turn will make payments to and solicit votes from you, the ultimate owner of notes based on customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or
Lehman Brothers Holdings.

Notes represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

o    DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law and a successor is not appointed by Lehman Brothers Holdings within 90 days; or

o    Lehman Brothers Holdings decides to discontinue use of the book-entry system.

If the global security is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures.

DTC has provided Lehman Brothers Holdings with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a
"banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency"
registered under the provisions of Section 17A of the Securities Exchange Act of
1934. DTC is owned by a number of its direct participants and by The New York
Stock Exchange, the Amex and the National Association of Securities Dealers,
Inc. The rules that apply to DTC and its participants are on file with the
Securities and Exchange Commission.

CLEARSTREAM AND EUROCLEAR

Links have been established among DTC, Clearstream Banking and Euroclear (two
European book-entry depositories similar to DTC), to facilitate the initial

                                      S-24

issuance of the notes and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform those procedures and those procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each U.S. agent of Clearstream and Euroclear, as participants in
DTC.

When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the notes against payment.
After settlement, Clearstream or Euroclear will credit its participant's account. Credit for the notes will appear on the next day, European time.

Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending notes to the relevant
U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer notes against payment. The payment will then be reflected in the account of the
Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date; which day would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream or
Euroclear participant's account would instead be valued as of the actual settlement date.

                                      S-25

                                  UNDERWRITING

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc., the underwriter, all of the notes.

The underwriter has advised Lehman Brothers Holdings that it proposes to initially offer the notes to the public at the public offering price indicated
on the cover page of this prospectus supplement; it may also offer notes to certain dealers at the same price less a concession not in excess of 2% of the principal amount of the notes. After the initial public offering of the notes is completed, the public offering price and concessions may be changed.

In connection with the offering, the rules of the Securities and Exchange
Commission permit the underwriter to engage in various transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriter creates a short position in the notes in connection with the offering (that is, if it sells a larger number of the notes than is indicated on the cover page of this prospectus supplement), the underwriter may reduce that short position by purchasing notes in the open market.

In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. Neither
Lehman Brothers Holdings nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither Lehman
Brothers Holdings nor the underwriter makes any representation that the underwriter will in fact engage in transactions described in this paragraph, or that those transactions, once begun, will not be discontinued without notice.

Lehman Brothers Holdings has granted to the underwriter an option to purchase, at any time within 13 days of the original issuance of the notes, up to $600,000 additional aggregate principal amount of notes solely to cover over-allotments.
To the extent that the option is exercised, the underwriter will be committed, subject to certain conditions, to purchase the additional notes. If this option is exercised in full, the total public offering price, underwriting discount and proceeds to Lehman Brothers Holdings would be $4,600,000, $46,000 and
$4,554,000, respectively.

The underwriter may not confirm sales to any account over which it exercises discretionary authority without the prior written approval of the customer.

Lehman Brothers Holdings will pay certain expenses, expected to be approximately
$40,000, associated with the offer and sale of the notes.

Lehman Brothers Holdings has agreed to indemnify the underwriter against some liabilities, including liabilities under the Securities Act of 1933.

The underwriting arrangements for this offering comply with the requirements of
Rule 2720 of the National Association of Securities Dealers, Inc. regarding a
National Association of Securities Dealers, Inc. member firm underwriting securities of its affiliate.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriter may agree with Lehman Brothers Holdings to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter's or any selling group member's website and any information contained in any other website maintained by the underwriter or selling group member is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by Lehman Brothers Holdings or the underwriter or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

                                      S-26

                                     EXPERTS

The consolidated financial statements and financial statement schedule of Lehman
Brothers Holdings as of November 30, 2004 and 2003, and for each of the years in the three-year period ended November 30, 2004, have been audited by Ernst &
Young LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements and accountant's report are incorporated by reference in Lehman
Brothers Holdings' annual report on Form 10-K for the year ended November 30,
2004, and incorporated by reference in this prospectus supplement. The consolidated financial statements of Lehman Brothers Holdings referred to above are incorporated by reference in this prospectus supplement in reliance upon the report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

                                      S-27

                               [GRAPHIC OMITTED]

                                   $4,000,000

                          LEHMAN BROTHERS HOLDINGS INC.

                                   RAPIDS(SM)

       RETURN ACCELERATED PORTFOLIO DEBT SECURITIES DUE SEPTEMBER 3, 2006
                      LINKED TO THE S&P 500 (R) INDEX (SPX)

                                -----------------

                              PROSPECTUS SUPPLEMENT

                                FEBRUARY 28, 2005

                              (INCLUDING PROSPECTUS
                              DATED JUNE 21, 2001)

                                -----------------

                                 LEHMAN BROTHERS